Exhibit 3.2

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:00 AM 04/22/1999

991158606900013

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HITECH INVESTMENT INC.

HITECH INVESTMENT INC., a corporation organized and existing under and by virtue of the general corporation law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST, that the Board of Directors of said corporation, at a meeting duly convened and held, adopted the following resolution.

RESOLVED, that the Board of Directors hereby declares if advisable and in the best interest of the Company that Article FIRST of the Certificate of Incorporation by amended to read as follows:

FIRST. The name of this Corporation shall be:

5 STAR LIVING ONLINE, INC.

SECOND. That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 229 of the General Corporation Law of the State of Delaware.

THIRD. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the general Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by PAUL HAYWARD (PRESIDENT) this 9th day of April, 1999.

/s/ Paul Hayward Authorizede Officer